Exhibit 99.1

HERCULES RECEIVES $182 MILLION TAX REFUND;
PAYS $124.5 MILLION IN VERTAC LITIGATION

WILMINGTON, DE, MAY 18, 2007 . . . Hercules Incorporated (NYSE: HPC) announced today that on May 16, 2007, it received a tax refund from the Internal Revenue Service (“IRS”) of $182 million.  As was more fully described in the Company’s Form 10-Q for the quarterly period ended March 31, 2007, and in other periodic reports filed with the Securities and Exchange Commission (“SEC”), the Company previously reached a comprehensive settlement with the IRS for tax years 1993 through 2003.  The Company has now received $194.5 million of the $230 million total expected refunds.  The remaining tax refunds are expected in the second half of 2007.

In addition, today the Company paid $124.5 million to the United States in connection with the lawsuit captioned United States of America v. Vertac Chemical Corp., et al. (Civil No. 4:80CV00109 GH, U.S. District Court, Eastern District of Arkansas, Western Division).  This lawsuit is more fully described in the Company’s Form 10-Q for the quarterly period ended March 31, 2007, and in other periodic reports filed with the SEC.

Neither the tax refund nor the payment described above have an impact on earnings.

Craig A. Rogerson, the Company’s President and Chief Executive Officer, commented, “We continue to make significant progress in resolving legacy issues, and expect to generate strong cash flow in 2007, up substantially from 2006.”

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Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.

This Press Release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, changes in tax laws, regulations and/or rates or changes resulting from ongoing reviews of tax liabilities, the impact of additional response costs, including interest on such response costs, to be paid in connection with the Vertac litigation, ability to achieve growth in earnings and cash flows, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, the impact of increased accruals and reserves for such exposures, the outcome of litigation and appeals, and adverse changes in economic and political climates around the world, including terrorist activities, international hostilities, governmental instabilities and potential natural disasters. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission.  The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “ expect,” “estimate,” “project” or similar expressions are among those which identify forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update, except as may be required by law.

Media Contact:  John S. Riley  (302) 594-6025
Investor Contact:  Stuart L. Fornoff  (302) 594-7151